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                                                                Exhibit 10.78



                                  DESIGN/BUILD

                             CONSTRUCTION CONTRACT

                                      for

                            McLeod Technology Center





Draft #1

Date 9-17-96

Executed 10-23-96

                                                     /s/ LAF
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                               TABLE OF CONTENTS


ARTICLE 1 - SCOPE OF THE PROJECT ......................................... 3

ARTICLE 2 - TIME OF COMPLETION ........................................... 4

ARTICLE 3 - CONTRACT SUM ................................................. 4

ARTICLE 4 - PAYMENT OF CONTRACT SUM ...................................... 4

        (a) Progress Payments ............................................ 4
        (b) Punch List Work .............................................. 5
        (c) Final Payment ................................................ 6
        (d) Liens ........................................................ 6
        (e) Late Payment ................................................. 6

ARTICLE 5 - BOND ......................................................... 7

ARTICLE 6 - CHANGES IN THE WORK .......................................... 7

ARTICLE 7 - CORRECTION OF THE WORK ....................................... 7

        (a) Rejected work ................................................ 7
        (b) Warranty Period .............................................. 8

ARTICLE 8 - INSURANCE .................................................... 8

        (a) Design/Builder's Liability Insurance ......................... 8
        (b) Casualty Insurance ........................................... 9
        (c) Waiver of Subrogation ........................................10
        (d) Notice of Cancellation .......................................10

ARTICLE 9 - TERMINATION OF THE CONTRACT ..................................10

        (a) Termination by Design/Builder ................................10
        (b) Termination by Owner .........................................10

ARTICLE 10 - MISCELLANEOUS PROVISIONS ....................................11

        (a) Owner and Design/Builder Representatives .....................11


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        (b) Ownership of Plans................................................11
        (c) Survey and Easements..............................................12
        (d) Supervision and Construction Procedures...........................12
        (e) Labor and Materials...............................................12
        (f) Quality Assurance and Testing.....................................12
        (g) Taxes, Permits, Fees and Bonds....................................13
        (h) Royalties and Patents.............................................13
        (i) Concealed Conditions..............................................13
        (j) Cleaning Up.......................................................14
        (k) Access............................................................14
        (l) Work by Owner.....................................................14
        (m) Indemnification...................................................14
        (n) Notices...........................................................15
        (o) Governing Law.....................................................15
        (p) Binding Effect....................................................16
        (q) Hazardous Substances, Buried Tanks and Wells......................16
        (r) Project Closeout..................................................17
        (s) Entire Agreement..................................................17
        (t) Allowances........................................................17
        (u) Addendum..........................................................17
        (v) Additional Terms..................................................18

ARTICLE 11 - ARBITRATION AND LEGAL COSTS.....................................18

        (a) Arbitration......................................................18
        (b) Legal Costs......................................................18

EXHIBIT A....................................................................20

EXHIBIT B....................................................................23

EXHIBIT C....................................................................24

EXHIBIT D....................................................................25


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                                  DESIGN/BUILD
                              CONSTRUCTION CONTRACT


        This Contract, made this 17th day of September, 1996, by and between Ryan Construction Company of Minnesota, Inc., a Minnesota corporation (hereinafter called "Design/Builder"), and McLeod, Inc., an Iowa Corporation (hereinafter called "Owner"); and which incorporates the interim letter agreement executed by and between Design/Builder and Owner dated July 11, 1996 ("Interim Contract"), the terms and conditions of which remain in full force and effect. A copy of the Interim Contract is attached as Exhibit C and is incorporated into this agreement by this reference.

        Witnesseth that, in consideration of the mutual covenants and agreements contained herein, Design/Builder and Owner hereby agree as follows:

        Article 1 -- Scope of the Project

        Design/Builder shall furnish all of the labor, materials, equipment and all of the services necessary for the design and construction of an approximately 160,000 square foot office building, located at 6400 C Street Road, S.W., Cedar Rapids, Iowa, and related improvements in accordance with the plans, outline specifications and any other materials described on Exhibit A, in accordance with the Construction Documents as authorized by appropriate Change Orders, and the final plans specifications prepared therefrom (hereinafter referred to as the "Project"). Both the design and construction of the Project shall be undertaken with a standard of care, skill and workmanship throughout, consistent with applicable industry standards in the area in which the Project is located. Final plans and specifications will comply with all applicable building codes, ordinances and regulations in effect and enforced as of the date of this Contract. Owner has furnished to Design/Builder any necessary program or design information regarding Owner's needs or requirements for the Project and for any work to be performed by separate contractors working directly for Owner. Design/Builder shall be entitled to rely on the accuracy and completeness of such information in the design of the Project. Additional design services for space planning of movable office work stations, design of custom furniture, selection of furnishings, artwork and accessories, and inventorying of existing furniture and equipment are not within the scope of the services to be provided by Design/Builder pursuant to this Contract and must be separately contracted for in writing.



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        Article 2 - Time of Completion

        Design/Builder shall achieve Substantial Completion of the Project not later than April 1, 1997. However, if Design/Builder is delayed at any time in the progress of the work by any act or neglect of Owner or of any agent or employee of Owner or of any separate contractor employed by Owner, changes ordered in the work, labor disputes, fire or other casualty, unusual delay in deliveries, shortages or unavailability of fuel or materials, unusual weather, acts of God or public enemy, governmental action or non-action, or by any other cause beyond the control of Design/Builder, then the time by which Substantial Completion is to be achieved shall be extended by a period equal to such delay. All claims for an extension of time shall be made in writing to Owner within 20 days after the occurrence of the cause of delay or shall be deemed waived, but in the case of a continuing cause of delay, only one claim shall be necessary. Substantial Completion shall be deemed to have been achieved when construction is sufficiently complete so that Owner can utilize the Project for the purpose for which it is intended and a certificate of occupancy (temporary or permanent) has been issued for the Project. Owner understands that site improvements may not be complete on April 1, 1997, but will be complete as soon as reasonably possible thereafter depending on weather conditions, however, any such incomplete items shall not affect the Owner's occupancy of the Project. Time is of the essence in the completion of this Project. Owner and Design/Builder shall execute a Certificate of Substantial Completion certifying such date as the Date of Substantial Completion. As of the Date of Substantial Completion, Owner shall assume full responsibility for all utilities, insurance, security, and all other operational aspects of the Project.


        Article 3 - Contract Sum

        Owner shall pay Design/Builder for the performance of this Contract, subject to additions and deductions as provided for herein, in current funds, the Contract Sum of Twelve Million, Three hundred seventy-five thousand, five hundred thirty-six Dollars ($12,375,536).


        Article 4 - Payment of Contract Sum

        (a) Progress Payments. Owner shall make payments on account of the Contract Sum as follows:

                (i) Design/Builder shall submit to Owner, on or about the first day of each month, an Application for Payment based on the value of the work completed (including materials suitably stored on the site) and the Schedule of Values set forth in Exhibit B. The Schedule of Values shall be the basis for the allocation of the contract price


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     to the activities shown on the Construction Schedule. If no Schedule of
     Values is attached hereto, Design/Builder shall submit one to Owner prior to its first Application for Payment.

     (ii) Upon receipt of each Application for Payment, Owner shall have the right to inspect the Project to confirm that Design/Builder's Application reflects the value of work actually completed. If Owner discovers that the work actually completed differs from that represented on the Application for Payment, or the work is defective or does not comply with the requirements of this Contract, Owner may withhold such sums as it reasonably deems necessary in light of the work actually completed until the work is completed or the defect is remedied.

     (iii) Within 15 days after receipt of each Application for Payment, Owner shall pay to Design/Builder the entire amount thereof, subject to possible withholding as provided above, except that until such time as Design/Builder certifies that the Project is 50% complete, a retainage of 10% of the amount set forth in each Application for Payment shall be withheld. Subsequent to the Design/Builder's certification that the Project is 50% complete, no additional retainage shall be withheld from such progress payments to Design/Builder. No payment to Design/Builder shall constitute an acceptance of any work not in accordance with the requirements of this Contract.

     (iv) Upon receipt of each payment from Owner, Design/Builder shall deliver to Owner its lien waiver in the amount of such payment. If requested by Owner, prior to receipt of the second and each succeeding payment, Design/Builder shall deliver to Owner lien waivers from its subcontractors and suppliers covered by the previous payment received from Owner. Design/Builder guarantees that title to all work, materials and equipment covered by an Application for Payment, whether incorporated into the Project or not, will pass to Owner free and clear of all liens, claims, security interests and encumbrances upon the receipt of such payment by Design/Builder.

(b) Punch List Work. Upon Substantial Completion of the work by Design/Builder, Design/Builder and Owner shall jointly inspect the Project, including but not limited to all Design/Builder or subcontractor installed equipment which constitutes part of the Project. If there remain "punch list" items to be completed, Design/Builder and Owner shall list

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such items and Design/Builder shall complete said items within 30 days thereof, unless Design/Builder is unable to complete such items due to weather conditions or unavailability of materials in which case such items shall be completed as soon as reasonably possible. However, if such items are not completed within 120 days of Substantial Completion, Owner may waive completion of such item in writing and retain a sum equal to 150% of the estimated cost of completing such unfinished work.

(c) Final Payment. The unpaid balance of the Contract Sum, including all sums retained pursuant to Clause 4(a)(iii) shall be due and payable within 15 days after the Date of Substantial Completion of the Project. Final payment shall be made simultaneously with the furnishing of a lien waiver from the Design/Builder and lien waivers from its subcontractors and suppliers for all sums paid to Design/Builder. Owner may withhold a sum equal to 150% of the estimated cost of completing any unfinished work. Thereafter, Owner shall pay to Design/Builder, on a monthly basis, the amount withheld for unfinished items as each item is completed.

(d) Liens. Design/Builder shall, at all times, keep the Project free of liens arising out of the work of this Contract for which Design/Builder has been paid. If any such liens are filed, Design/Builder shall, within 14 days after such filing, either,

        (i) Satisfy such lien, or

        (ii) Post a bond in an amount equal to 150% of the amount of such lien.

(e) Late Payment. In the event that any payment by Owner to Design/Builder is not paid when due, excluding any amount being withheld as retainage or withheld by Owner due to substandard, nonconforming or defective work, Owner shall pay interest on said unpaid amount from the date due to and including the date of payment at a variable rate equal to 3% per annum in excess of the rate of interest from time to time publicly announced by First Bank National Association, Minneapolis, Minnesota, as its reference rate, or such lesser rate as may be the maximum rate permitted by law. Owner shall pay to Design/Builder all costs reasonably incurred by Design/Builder in the collection of amounts payable by Owner hereunder, including reasonable attorneys' fee.

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        Article 5 - Bond

        Upon Owner's request at any time prior to commencement of construction, Design/Builder shall furnish a surety bond for its performance of this Contract and the payment of all obligations to subcontractors arising hereunder. If such bond is requested, the Contract Sum shall be increased by the full amount of the premium therefor.

        Article 6 - Changes in the Work

        (a) Owner, without invalidating this Contract, may request changes in the Project within the general scope of this Contract, consisting of additions, deletions, alterations or other modifications, with the Contract Sum and the time for Substantial Completion to be adjusted accordingly. All changes in the Project shall be made only pursuant to a written Change Order signed by Owner Clark McLeod, or another officer of Owner if Mr. McLeod is not reasonably available, subject to the exception in paragraph 10(a), and Design/Builder setting forth any adjustment to the Contract Sum and time for Substantial Completion. If applicable, the adjustment to the Contract Sum shall be determined by application of the unit prices set forth in the specifications. Otherwise, the adjustment shall be agreed upon by Design/Builder and Owner before Design/Builder proceeds on any such changes, additions or alterations.

        (b) If, during the design process, Owner requests a substantial change to the design of the Project that Owner has previously approved or given Design/Builder direction to perform, the Contract Sum shall be increased by the amount of Design/Builder's additional design costs to perform such change. Design/Builder shall notify Owner of such costs and a Change Order shall be entered into prior to making such change.

        (c) If, after the final plans and specifications have been approved by Owner and Design/Builder, Owner requests Design/Builder to submit a proposal for a change in the work and then elects not to proceed with the change, a Change Order shall be issued to reimburse Design/Builder for any costs incurred for design services for proposed revisions to the final plans and specifications.


        Article 7 - Correction of the Work

        (a)   Rejected work.   Design/Builder shall, at its own expense,
        promptly correct work rejected by Owner that does not conform to the requirements of this Contract.


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(b) Warranty Period. If, within one year after the Date of Substantial
Completion of the Project, or within such longer period of time as may be prescribed by law or by the terms of any applicable special warranty contained in the specifications, any of the work is found to be defective due to faulty workmanship or materials or not in accordance with the requirements of this Contract, and if, within such period Owner notifies Design/Builder thereof in writing, then Design/Builder shall correct the same at its expense within a reasonable time after receipt of such notice. Owner shall notify Design/Builder promptly after discovery of the condition. Establishment of this one year warranty period relates only to the specific obligation of Design/Builder to correct the work, and shall in no way affect the time within which Design/Builder's obligation to comply with the requirements of this Contract may sought to be enforced. Prior to the expiration of this warranty period, representatives of Owner and Design/Builder shall inspect the Project, jointly determine if any work does not conform to the requirements of this Contract, and Design/Builder shall promptly correct such non-conforming work, provided that such non-conforming work is not the result of abuse, neglect or improper or inadequate care and maintenance by Owner. Such inspection shall not be construed or deemed to be a waiver of any other legal remedies available to the Owner at law or in equity.

Article 8 -- Insurance

(a) Design/Builder's Liability Insurance. Design/Builder shall purchase and maintain such insurance as will protect it (and, where stated, Owner) from the claims set forth below which may arise out of the performance of this Contract, whether such performance be by Design/Builder or by any subcontractor of Design/Builder or by anyone directly or indirectly employed by any of them or by anyone for whose acts any of them may be liable:

        (i) Worker's Compensation and Employee's Liability insurance for claims under worker's compensation, disability benefit and other similar employee benefit acts, in the amounts required by law and claims for damages arising out of bodily injury, occupational sickness or disease, or death of its employees, in the amounts specified below:

                        Insurance               Limits
                        ---------               -------
                  Worker's Compensation        Statutory
                  Employer's Liability         $1,000,000

        (ii) Commercial General Liability insurance for claims for damages arising out of bodily injury, sickness or disease, personal injury or



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                death of any person other than its employees, fellow employee suits, and for damages arising out of injury to or destruction of tangible property (other than the Project), in the amount of $5,000,000 (including umbrella coverage) per occurrence. Owner shall be named as an additional insured under such liability insurance policy to the extent of any liability arising out of Design/Builder's work. Such insurance policy shall include premises operations (including explosion, collapse and underground coverage), elevators (if applicable), independent contractors, completed operations (for not less than one year after the Date of Substantial Completion) and broad form property damage coverage.

        (iii) Automobile Liability insurance for claims for damages for bodily injury or death of a person, including fellow employee suits, or property damage arising out of the ownership, maintenance or use of all owned, hired and non-owned motor vehicles. The combined single liability limit for bodily injury and property damage shall be $5,000,000 (including umbrella coverage) per occurrence.

Certificates of such insurance, showing such coverages to be in force, shall be furnished to Owner prior to commencement of construction.

        (b) Casualty Insurance. Unless the Project consists of an addition to or alteration of an existing structure (in which case it shall be purchased and maintained by Owner), Design/Builder shall purchase and maintain, until the Date of Substantial Completion, "all-risk" builder's risk insurance covering the Project in an amount not less than $10,000,000, and with a deductible amount not to exceed $1,000. The risk associated with such deductible shall be borne entirely by Owner. Such insurance shall be provided on a non-reporting, completed value basis. Owner's and Design/Builder's subcontractors and suppliers shall be named as additional insureds under such policy. Any insured loss under such policy shall be adjusted with Owner and Designer/Builder and made payable to both Owner and Design/Builder (subject to any applicable mortgagee clause) as trustee for the insureds, as their interests may appear. A certificate of insurance showing such coverage to be in force shall be furnished to Owner prior to commencement of construction. The Contract Sum shall be increased by the amount of all costs incurred by Design/Builder in repairing and/or replacing work which is damaged or destroyed by fire or other casualty, less insurance proceeds received by Design/Builder. Ryan will obtain insurance coverage for work performed inside the Technology Center building by Owner and its subcontractors.

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(c) Waiver of Subrogation. Owner and Design/Builder waive all rights against each other, and against their respective agents, employees and subcontractors, for damages caused by perils covered by the insurance to be maintained pursuant to Paragraph 8(b) hereof, except such rights as they may have to the proceeds of such insurance. If the policy of insurance to be provided pursuant to Paragraph 8(b) hereof requires an endorsement for continued coverage where there is a waiver of subrogation, the party providing such insurance shall cause such policy to be so endorsed.

(d) Notice of Cancellation. All insurance policies provided by either party to this Contract shall contain a provision requiring the insurer to give a minimum of 30 days advance written notice to the other party of cancellation or modification of the terms of the policy.

Article 9 - Termination of the Contract.

(a) Termination by Design/Builder. If work on the Project is stopped for a period of 30 days under order of any court or other public authority having jurisdiction, or as a result of any governmental act such as a declaration of national emergency making fuels or materials unavailable, or if Owner fails to make any payment to Design/Builder within 20 days after Design/Builder gives Owner written notice of such non-payment and Owner has failed to cure such default, Design/Builder may stop work after giving Owner 15 days written notice (during which time the condition or failure is not cured) and terminate this Contract and recover from Owner payment for all design costs, all work completed, loss sustained upon any materials, equipment, tools and machinery, all of Design/Builder's overhead costs and reasonable anticipated profit and such other damages as Design/Builder may sustain by reason thereof. If the termination is caused by anything other than a default by Owner, Design/Builder may recover all of the above except the Design/Builder shall only be entitled to receive the proportionate share of its reasonable anticipated profit, based upon the cost of the work incurred.

(b) Termination by Owner. If Design/Builder materially breaches this Contract, is adjudged a bankrupt, or if it makes a general assignment for the benefit of its creditors, or if a receiver is appointed on account of its insolvency, or if it persistently or repeatedly refuses or fails, except in cases for which extension of time is provided, to supply enough properly skilled workers or proper materials, or if it fails to make prompt payment to subcontractors or for materials or labor, or disregards laws, ordinances, rules, regulations or orders of any


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public authority having jurisdiction, Owner may, without prejudice to any right or remedy and after giving Design/Builder and its surety, if any, 10 days' written notice (during which time the failure is not cured), terminate this Contract and take possession of the site and of all materials, equipment, tools, construction equipment and machinery thereon owned by Design/Builder and may finish the Project by whatever method it may deem expedient. In such case Design/Builder shall not be entitled to receive any further payment. If Owner's costs to complete the Project exceed the unpaid balance of the Contract Sum, Design/Builder shall pay the difference to Owner. This obligation for payment shall survive the termination of this Contract. If Owner so terminates this Contract, Design/Builder shall, upon Owner's request, immediately assign all subcontracts and purchase orders to Owner so that Owner may expeditiously complete the Project.

(c) Remedies. Remedies provided by this Article 9 are not the sole remedies of the parties, and are in addition to all other remedies available at law and in equity.

Article 10 -- Miscellaneous Provisions.

(a) Owner and Design/Builder Representatives. Owner and Design/Builder shall each appoint a representative with full authority to act on behalf of each party. Owner's representative shall be Clark McLeod and Design/Builder's representative shall be Jeff A. Smith. The Owner's designee, Ann Kealy, may authorize minor variations in the project that do not involve an adjustment in the Contract Sum of more than an amount of $1,000.00, or a change in the contract schedule of more than 3 days, and which are consistent with the overall intent of the contract documents. All changes to the contract shall be only by Change Orders executed in accordance with paragraph 6 of this Agreement. Communication between the parties shall, whenever possible, be accomplished by the above representatives.

(b) Ownership of Plans. Title to all drawings, specifications and other design documents shall pass to Owner upon receipt of final payment by Design/Builder. Design/Builder and its design consultants may maintain a full set of all design and construction documents as part of their records for the Project. Owner may use such design documents as Owner deems appropriate, provided that Owner shall indemnify, defend and hold harmless Design/Builder and its design consultants for the use thereof with respect to any facility other than the Project or any material modification or alteration of the Project after the Date of Substantial Completion.

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(c)     Survey and Easements.  Owner shall furnish a current ALTA/ACSM land title survey of the Project site showing the boundaries, dimensions and topography thereof and the location of all utilities, easements and other restrictions. Owner shall obtain all easements, with the assistance of the Design/Builder, necessary for access to the Project site, including easements for installation and maintenance of utilities.

(d) Supervision and Construction Procedures. Design/Builder shall supervise and direct the Project and shall be solely responsible for all construction means, methods, techniques, sequences and procedures for the Project, and for coordinating and assuring the safety of personnel, property and operatious of all portions of the work to be performed by Design/Builder and its subcontractors under this Contract. Design/Builder shall employ a competent superintendent who shall be stationed at the Project site during the progress of the Project. Design/Builder shall be responsible to Owner for the acts and omissions of all of its employees and all subcontractors of Design/Builder and their agents and employees. Design/Builder shall at all times enforce strict discipline and good order among its employees and other persons carrying out the work to be performed by Design/Builder under this Contract and shall not employ on the Project any unfit person or anyone not skilled in the assigned task. The Design/Builder shall identify for the Owner those documents and permits that are required for the Project by regulatory agencies. The Design/Builder shall assist the Owner in preparing documents required by regulatory agencies, shall coordinate transmittal of such documents to regulatory agencies for review, and shall advise the Owner of potential problems in completion of such reviews. The Design/Builder shall verify that the owner has paid all applicable fees and assessments.

(e) Labor and Materials. Unless otherwise provided in this Contract, all materials used in the Project shall be new. Design/Builder shall provide and pay for all labor, services, materials, equipment, tools, machinery, utilities, transportation and other facilities and services necessary for the proper execution and completion of the Project.

(f) Quality Assurance and Testing. Design/Builder shall establish and implement a written quality assurance and testing program that is appropriate for the Project. The purpose of the quality program is to assist in guarding the Owner against defects and deficiencies in the Project. It shall include procedures for notices of substandard, non-conforming work, and defective work which does not conform to the requirements of the contract documents. Owner shall have the right to review such program and receive copies of any test reports, if requested. Owner shall have the right, at Owner's expense, to perform

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any additional testing or inspection that it deems necessary. If such additional testing reveals the presence of substandard, defective or non-conforming work, Design/Builder shall pay the cost of such testing, however, Design/Builder shall pay for such testing if it reveals substandard, defective or nonconforming work, and the cost to cure such substandard, defective, or nonconforming work.

(g) Taxes, Permits, Fees and Bonds. Design/Builder shall pay all sales, consumer, gross receipts, use and other similar taxes required by law and imposed upon the labor and materials provided by Design/Builder or any of its subcontractors as of the date of this Contract. Design/Builder shall be entitled to an increase in the Contract Sum to the extent that an increase in the aggregate of such taxes payable by Design/Builder hereunder results from any change in the laws creating such taxes enacted after the date of this Contract. Design/Builder shall secure and pay for the building permit and all other governmental permits (except zoning and land use permits and fees), licenses and inspections necessary for the proper execution and completion of the Project, including utility availability and hook-up charges, which are legally required as of the date of this Contract. Design/Builder shall not be required to pay any special assessment charges for public improvements and other municipal charges for the payment of capital improvements. Owner shall be responsible for any required platting or subdivision and shall pay all fees in connection therewith; and Owner will also be responsible for all permits, licenses and fees relating to the operation or use (as opposed to the construction) of the Project, including (but not limited to) storm water discharge permits for the operation of the facility, air emission permits and indirect source permits. Owner shall provide any bonds, guarantees or other forms of security required by local governmental units having jurisdiction over the Project relating to on-site or off-site improvements. Design/Builder shall assist in obtaining the approvals required by regulatory agencies and advise Owner of potential problems.

(h) Royalties and Patents. Design/Builder shall pay all royalties and license fees, and shall defend all suits or claims for infringement of any patent rights and save Owner harmless from loss on account thereof.

(i) Concealed Conditions. Should there be discovered unknown physical conditions below the surface of the ground or concealed conditions in an existing structure, differing materially from those ordinarily encountered in work of the character provided for in this Contract or should the same be at variance with the conditions indicated in the plans and specifications for the Project, the time by which Substantial Completion is to be achieved


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shall be extended by the period of the delay resulting therefrom and the
Contract Sum shall be increased by the amount of all costs incurred by Design/Builder by reason thereof, provided that a written claim therefor is submitted to Owner within 20 days after the first observance of the conditions by Design/Builder. Design/Builder has reviewed the subsurface exploration report prepared by Tetracon Consultants, Inc., dated July 22, 1996 (the "Soils Report"), and relied on this information in designing the Project, establishing the Contract Sum and the time for Substantial Completion. Actual subsurface conditions that materially differ from those identified in the Soils Report, or from those which are reasonably inferable therefrom, shall constitute a concealed condition under this provision.

(j) Cleaning Up. Design/Builder shall at all times keep the Project site free from accumulation of waste materials or rubbish caused by its operations to the reasonable satisfaction of Owner. At Substantial Completion of the Project, Design/Builder shall remove all of its surplus materials, rubbish, tools, equipment and machinery from the Project site, and shall clean all glass surfaces and leave the Project in a "broom clean" condition. If Design/Builder fails to clean up at the completion of the Project to the reasonable satisfaction of Owner, and such failure continues for 5 days after notice thereof to Design/Builder, Owner may perform such clean up and the cost thereof shall be deducted from the Contract Sum.

(k) Access. Owner and its representatives shall at all times have access to the Project, and Design/Builder shall permit and facilitate inspections of the work by Owner and its representatives.

(l) Work by Owner. Owner shall have the right to perform work related to the Project with its own forces and to award separate contracts therefor, provided such work does not interfere with the work of Design/Builder. Owner shall not award contracts to any Contractor that may cause a labor dispute without the written approval of Design/Builder. Owner will provide for the coordination of such separate work with the work of the Design/Builder, who shall cooperate therewith. Owner shall be responsible to provide all necessary insurance for the work of such contractors. Owner agrees to cause its employees and any such separate contractors to abide by all federal, state and local safety laws and regulations and to comply with Design/Builder's safety program for the project.

(m) Indemnification. To the fullest extent permitted by law, Design/Builder shall indemnify, defend and hold harmless Owner, its officers, directors, employees and agents,



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
        from and against all claims, suits, demands, damages, losses, liabilities and expenses, including reasonable attorneys' fees, arising out of or resulting from the performance of this Contract, provided that any such claim, damage, loss or expense (i) is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Project itself), and (ii) is caused or alleged to be caused in whole or in part by any negligent or willful act or omission of Design/Builder, any subcontractor of Design/Builder, anyone directly or indirectly employed by any of them, or anyone for whose acts any of them may be liable. Owner shall notify Design/Builder of any claim under this indemnity promptly after Owner becomes aware of same, so as to avoid prejudice to Design/Builder, and Design/Builder shall have the right to defend in any action with respect to such claim with counsel reasonably acceptable to Owner.

        (n) Notices. All notices permitted or required by this Contract shall be in writing and shall be deemed to have been given when personally delivered to the respective persons whose name appears below or when deposited in the United States mails, certified or registered mail, postage prepaid and addressed as follows:


If to Design/Builder:           Ryan Construction Company
                                of Minnesota, Inc.
                                221 Third Ave. SE, Suite 250
                                Cedar Rapids, IA 52401
                                Attention: Jeff A. Smith

If to Owner:                    McLeod, Inc.
                                221 Third Ave. SE, Suite 500
                                Cedar Rapids, IA 52401
                                Attention: General Counsel

Either party may change the address for mailing of notices to it hereunder and/or the person to receive such notices by giving 10 days written notice thereof to the other party in the manner above provided.

        (o) Governing Law. This Contract shall be governed by and construed in accordance with the laws of the state of Iowa.

(p) Binding Effect. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except either party shall have the right by written notification to the other to assign, convey or otherwise transfer its rights, title, interest and obligations under this Agreement to any entity controlled by the party, controlling or under common control or any entity into which a party may be merged or consolidated or which purchases all or substantially all of the permitted successors and assigns of the Design/Builder and the permitted successors and the permitted assigns of Owner. Neither party to this Contract shall assign any interest in this Contract without the written consent of the other party. No permitted assignment by either party, however, shall release it from primary liability for the performance of its obligations hereunder.

(q) Hazardous Substances, Buried Tanks and Wells. Owner represents and warrants to Design/Builder that Owner has no knowledge of the existence on the Project site of any so-called "hazardous toxic substances," buried tanks or wells as defined and/or regulated by federal, state or local laws or regulations except those items identified in Howard R. Green's Phase I Environmental Report dated July 25, 1996. Should any such substances, tanks or wells be encountered in the performance of the work, Design/Builder shall immediately cease work and notify Owner thereof. Owner shall promptly thereafter cause any such substances, tanks or wells to be removed in accordance with all applicable laws. Design/Builder shall not be required to resume work until such substances, tanks or wells have been so removed; and Owner shall provide Design/Builder with written evidence of compliance with applicable laws in the removal of such substances, tanks or wells as Design/Builder may reasonably request. The time by which Substantial Completion is to be achieved shall be extended by the period of delay resulting therefrom and the Contract Sum shall be increased by any additional costs reasonably incurred by Design/Builder due to such cessation and delay. If such substances, tanks or wells have not been removed as required herein within 30 days from the date of Design/Builder's notice to Owner, then Design/Builder may terminate this Contract by written notice to Owner and recover from Owner the amounts provided in Paragraph 9(a). Irrespective of whether or not this Contract shall have been so terminated by Design/Builder, Owner shall indemnify, defend and hold harmless Design/Builder and all of its employees and subcontractors from and against any and all liability, loss, cost and expense arising by reason of the presence of such hazardous substances, tanks or wells on the Project site, except such as may result from the negligence of Design/Builder or its subcontractors.

(r) Project Closeout. Prior to receiving final payment, Design/Builder shall furnish Owner with the following:

        (i) All necessary maintenance and operating manuals;

       (ii) One set of record drawings for the entire Project showing the location of concealed utilities and any material modifications made during the construction of the Project, and computer aided design (AutoCAD 12 or DXF compatible) as-built drawings; at no additional charge;

      (iii) Any special warranties or guarantees that Design/Builder secures;

       (iv) A project directory listing all names, addresses and phone numbers of Design/Builder's subcontractors who worked on the Project;

        (v) Any remaining materials, including but not limited to material overages.

(s) Entire Agreement. This Contract represents the entire and integrated agreement between Owner and Design/Builder pertaining to the Project, and supersedes all prior negotiations, representations or agreements, whether written or oral except the Interim Contract. This Contract may be amended only on a written instrument signed by both Owner and Design/Builder.

(t) Allowances. Design/Builder shall include in the Contract Sum all allowances stated in the plans and specifications. Unless specified otherwise herein, each allowance shall include all of Design/Builder's costs (labor, installation costs, materials, equipment, taxes, freight, etc.) for that portion of the Project (but no overhead and profit). Whenever the actual costs covered by the allowance are more or less than the allowance, the Contract Sum shall be adjusted accordingly by Change Order, and a corresponding adjustment shall be made to the "Overhead and Fee" line item reflected on Exhibit B in accordance with the 12% percent agreed upon in the Interim Contract. The price of any Change Orders or additional work requested by Owner will be based upon the material mark-up and labor unit prices Design/Builder negotiated with subcontractors during the bidding process and written into subcontract agreements.

(u) Addendum. The terms and provisions contained in any Addendum which is attached hereto and has been signed by Owner and Design/Builder are incorporated herein by reference and made a part of this Contract.

(v) Additional Terms. See Exhibit D for additional construction procedure, reporting, and legal terms incorporated herein by reference and made a part of this Contract.

ARTICLE 11 -- ARBITRATION AND LEGAL COSTS

(a) Arbitration. All claims or disputes between the parties to this Contract arising out of or relating to this Contract, or the breach thereof, shall be decided by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association then in effect, unless the parties hereafter agree otherwise. This provision shall be specifically enforceable in any court of competent jurisdiction. Notice of demand for arbitration shall be filed in writing with the other party to this Contract and with the American Arbitration Association. The demand shall be made within a reasonable time after the dispute has arisen. In no event shall the demand for arbitration be made after the date when the applicable statute of limitations would bar institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. All arbitration proceedings shall be conducted in Cedar Rapids, Iowa, and prehearing discovery in the time and manner provided by the then effective Federal Rules of Civil Procedure shall be permitted. The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction. Unless otherwise agreed in writing, Design/Builder shall carry on the work and maintain its progress during any arbitration proceedings, and Owner shall continue to make payments to Design/Builder in accordance with the terms of this Contract for the specific items that are in dispute.

(b) Legal Costs. If either party hereto shall file for arbitration or bring suit against the other party to enforce the terms of this Contract, the losing party shall pay to the prevailing party that percentage of the prevailing party's costs and expenses incurred in such action, including reasonable attorney's fees, in an amount equal to the percentage that the value of the judgment or award received by the prevailing party bears to the total value of the judgment or award claimed by such party, but in no event more than one hundred percent (100%) of such costs and expenses, provided that the prevailing party has not rejected a bona fide written settlement offer from the other party in an amount greater than the amount of the judgment or award received, in which case the prevailing party shall be entitled to no reimbursement for its costs and expenses.

IN WITNESS WHEREOF, Design/Builder and Owner have executed this Contract as of the date first above written.

OWNER:                                  DESIGN/BUILDER:
McLeod, Inc.                            Ryan Construction Company
                                          of Minnesota, Inc.

By: /s/ CLARK MCLEOD                    By: /s/ JEFF SMITH
   -------------------------------         -------------------------------
   (Signature)                             (Signature)

   Clark McLeod, CEO                       Jeff Smith, V.P.
   -------------------------------         -------------------------------
   (Printed Name and Title)                (Printed Name and Title)

                                   Exhibit C

                          [RYAN COMPANIES LETTERHEAD]


July 11, 1996


Mr. Clark McLeod
McLeod TMO
221 Town Centre
Suite 500
Cedar Rapids, IA 52401

RE: Business Terms

Dear Clark:

We are thrilled to be working with you on creating a Business Campus for McLeod TMO. There is a perfect match between your needs and our resources.

In order to proceed full speed ahead, I think it is important for us to define our business relationship. This letter will serve as an interim contract. It will be replaced with a design/build contract at the point that we establish a contract amount.

The General Services we will provide are as follows:

        1)  Land Acquisition
        2)  Annexation/Re-zoning & City Process
        3)  Coordination of State Funding including C.E.B.A. and R.I.S.E. Grants
        4)  Establishment of a Tax Increment Financing District
        5)  Negotiating Economic Development Incentives from the T.I.F.
        6)  Coordinating the extension of C-Street and related Utilities.
        7)  Site Planning
        8)  Electrical, Mechanical, Civil, Structural design as directed by
            McLeod.
        9) Limited Architectural as follows: Complete shell design, drafting and coordination of interior design provided by Mcleod, coordination of building systems
       10)  Construction Services:
                - Bidding/Estimating
                - Sub-contractor Buyout
                - Site Supervision
                - All Facets of Construction
                - Furniture & Equipment will be design and supplied by Mcleod we will coordinate installation with Mcleod's crews.

Mr. Clark McLeod
June 25, 1996
Page Two

We are assuming McLeod will provide the following items of work on this project:

        "Bunker" design and coordination
        All space programing
        Landscaping
        Lake construction
        Trails construction
        Low Voltage Wiring
        Furniture design, procurement and installation
        Nonfixed furnishings and finishes

The method for contracting these services shall be as follows:

A) We will be reimbursed for all out-of-pocket costs and internal legal/environmental costs associated with the land acquisition (item #1 shown under "General Services"). This will include costs for option fees, brokerage, testing, design, purchase costs, closing costs, crop buy out costs, etc. McLeod will pay 2% of the land purchase price fees to Ryan for these services.

B) For all City process coordination, incentive negotiation and infrastructure planning we will be paid for all out-of-pocket costs including legal, environmental, design, etc. plus 3% of the "project cost" defined in item "C" below. This fee will cover Ryan's time and internal overhead expenses associated with items 2-6 shown under "General Services."

C) A lump sum contract amount will be developed for the design and construction services (items 7-10 shown under "General Services") on or about September 20, 1996. The sum of all costs, including design, general conditions, labor, materials and sub-contractors will be considered "project cost". The price will be established by adding 5% for our overhead expenses and 4% for our profit to "project cost".

Project Costs will include the following:
        Direct on site labor employed by Ryan
        The supply, design, and installation of the Butler system. This will include an internal 5% mark up on actual material costs and 10% mark up on Installation costs for Design Build Associates. All Butler costs will be open book.

        OPN Design costs to be charged on an hourly rate with a not to exceed amount established.

Mr. Clark McLeod
June 25, 1996
Page Three

        Materials used on the project
        Subcontractors hired by Ryan
        Permit fees

        No office overhead will be charged as a cost of the project including
                Mike Espeset's time. These costs will be included in our overhead % listed above.

We would anticipate needing to expend significant dollars prior to finalizing the design and price on this project. In order to get approval in a timely and well communicated manner, we will submit lists authorizing expenditures for your signature as needed and bill you for design and our time on an hourly basis every two weeks until we establish the lump sum contract amount. We will submit invoices on a periodic basis, no more than bi-monthly, for costs and pro-rata share of our fees. McLeod will pay these invoices within ten days of receipt.

This is a very exciting and challenging project. We hope this contracting method meets with your approval. Please sign and return one copy of our records to allow us to launch the full design efforts necessary to meet your schedule goals.

Sincerely,

RYAN CONSTRUCTION COMPANY                       Accepted By:


/s/  JEFF A. SMITH                              /s/  CLARK MCLEOD
----------------------------                    --------------------------
Jeff A. Smith                                   Clark McLeod
President - Midwest Division                    McLeod TMO

                     Exhibit D
         ADDITIONAL TERMS AND CONDITIONS

1.  Management and Communication Procedures. The Design/Builder shall
(i) provide regular monitoring of the Project Schedule as construction progresses, (ii) identify potential variances between scheduled and probable completion dates, (iii) review schedules for work not started or incomplete and recommend to the Owner adjustments in the schedule to meet the scheduled completion date, (iv) provide summary reports of each monitoring and document all changes in the schedule; and (v) identify alternative courses of action in keeping with Project requirements and sound design/construction practices which Design/Builder may take to achieve contract compliance. The Design/Builder shall monitor/coordinate all activities and responsibilities associated with the project in order to complete the project in accordance with the Owner's objectives of costs, time and quality. Design/Builder's personnel and Owner's personnel shall conduct weekly progress meetings at the Project Site. The
Design/Builder shall prepare and distribute minutes of these meetings to the Owner and all attendees. The following documents shall be maintained in the Ryan office or on the Project site, on a current basis:

     (i)    records of all contracts and related change orders;
     (ii)   work schedule;
     (iii)  drawings;
     (iv)   samples;
     (v)    purchases and purchase orders issued;
     (vi)   materials; and
     (vii)  any other related documents, including revisions.

2. Construction Schedule Report. The Design/Builder shall prepare and update the Project Schedule and distribute copies to the Owner on a bi-weekly basis. Adjustments to the Project Schedule shall be made for the benefit of the Project and in the best interest of the Owner. Updates to the Project Schedule shall review the progress, evaluate the percentage complete of each construction activity and identify potential variances between scheduled and probable completion dates. The schedule shall reflect the milestone schedule and progress payments applicable thereto, shall include the actual progress compared to scheduled progress and shall serve as the basis for the progress payments to be made under Article 4 of this agreement.

3. Cost Management. The Schedule of Values shall be the basis for the allocation of the Contract Sum to the activity shown on the Master Schedule. The Design/Builder will provide a monthly recap of the project draw schedule showing estimated vs. actual billings.

4. Owner Supplied Materials. The Design/Builder shall coordinate with Owner for delivery and storage, protection and security for Owner-purchased or Owner-paid materials, systems and equipment that are part of the Project, until such items are incorporated into the Project.

5. Dispute Resolution. In the event of any dispute of controversy arising out of or relating to this Agreement, the parties agree to exercise their best efforts to resolve the dispute as soon as possible. The parties shall without delay continue to perform their respective obligations under this Agreement which are not affected by the dispute. To give the other party written notice of its decision to do so, including a description of the issues subject to the dispute and a proposed resolution thereof. Designated representative of both parties shall attempt to resolve the dispute within five
(5) working days after such notice. If the designated representatives cannot resolve the dispute, the parties shall meet at Owner's principal place of business and describe the dispute and their respective proposals for resolution to the Chief Executive Officer of Owner and the Chief Executive Officer of Design/Builder, who shall act in good faith to resolve the dispute. If the dispute is not resolved within ten (10) calendar days after such meeting, the dispute shall be submitted to binding arbitration in accordance with paragraph 6 of this Exhibit.

6. Arbitration. Any controversies or disputes arising out of or relating to this Agreement, which remain unresolved after the parties have attempted a resolution under the terms of paragraph 5 of this Exhibit, shall be resolved by binding arbitration in accordance with Article 11. The arbitrator(s) shall not have the authority, power or right to alter, change, amend, modify, add or subtract from any provision of this Agreement or to award punitive damages. The arbitrator shall have the power to issue mandatory orders and restraining orders in connection with the arbitration. The award rendered by the arbitrator shall be final and binding on the parties and judgment may be entered thereon in any court having jurisdiction. The agreement to arbitration shall be specifically enforceable under the prevailing arbitration law.

7. Severability. If any provision of this Agreement is found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit or its bargain. Such provision, to the extent allowable by law and the preceding sentence, shall not be voided or canceled, but instead will be modified by such arbitrator or court so that it becomes enforceable with all of the other terms of this Agreement continuing in full force and effect.

8. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce of account for more that one such counterpart or reproduction thereof as permitted by paragraph 9 of this Exhibit.

9. Signatures. The parties agree that the execution of this Agreement and any Change Order may be made by facsimile signatures and facsimile signatures shall be as binding on the respective parties as original signatures.

10. Record keeping and Confidentiality. Design/Builder agrees that Owner or Owner's representative shall have access to and the right to examine during normal business hours any directly pertinent books, documents, papers, and records of the Design/Builder relating to its performance under this agreement. Owner shall preserve the confidentiality of such data which are revealed to Owner.